Genesis on the Lakes Ltd.

This Joint Venture agreement is made between

The Freedom Investment Club
And its associates and affiliates
Hereinafter referred to as "FIC"
Represented by Mr. John Tansowny

and

1272007 Alberta Ltd.
And its affiliate Independent Persistent Management
Hereinafter referred to as "127Co."
Represented by Mr. David McDonald

and

Phoenix Land Ventures Ltd.
Hereinafter referred to as "Phoenix"
Represented by Mr. Denis O'Dowd

WHEREAS
the parties as referenced above (the "Joint Venture Partners") have proposed and developed plans for a land development, situated upon the North East Quarter, Section 24, Township 52, Range 1, W 5, (the "Lands") located in the City of Stony Plain, in the Province of Alberta (the "Project");

AND WHEREAS
FIC has agreed to contribute capital funds as outlined herein for the construction and development of the said Project;

AND WHEREAS
the Project will be developed and operated by the parties hereto as a joint venture in accordance with their respective interests and roles and responsibilities as hereinafter set out;

NOW THEREFORE
the parties hereto do hereby form a Joint Venture to be known as **"Genesis on the Lakes"** and which shall hereinafter be referred to in this Agreement as the "Joint Venture".

JOINT VENTURE NAME AND BUSINESS

1.01 The Joint Venture Partners agree to carry on a business of construction and development of the Project under the corporation Genesis on the Lakes Ltd.

("GLL"). No person may be introduced as a Joint Venture Partner and no other business may be carried on by the Joint Venture without the consent in writing of all the Joint Venture Partners.

1.02 The official office for the Joint Venture will be:
c/o Malcolm Lennie, 5410 – 97 St. NW, Edmonton, AB, T6E 5C1

TITLE

2.01 The Lands shall be acquired by FIC and shall be held in its name as trustee and nominee for and on behalf of the Joint Venture. For the term of the Agreement, the title to the Lands shall be registered in the name of FIC.

TERM AND COST

3.01 The Joint Venture begins on October 23 2006 and continues until terminated in accordance with this agreement. Financing for the Joint Venture will be provided by FIC more or less in the following gross amount and on schedules as will be agreed between FIC and the other Joint Venture Partners.

PURCHASE BREAKDOWN

134.86 acres	$10,125,000.00
12 additional acres	$ 840,000.00
Interest on additional 12 acres	$ 24,460.00*1
Total Cost	$10,989,460.00

*1 This accumulated interest is only payable if Joint Venture does not pay for the additional 12 acres on November 06, 2006.

JOINT VENTURE SHARES AND CAPITAL

4.01 The Joint Venture Partners shall participate in the assets, liabilities, profits, and losses of the Joint Venture in the percentages beside their respective names (their "Joint Ventures Shares"):

FIC	80%
127Co.	15%
Phoenix	5%
Total	100%

4.02 FIC shall contribute a total of Ten Million, Nine hundred and Sixty Five Thousand ($10,965,000.00) Dollars (Cdn) in cash, to the start-up capital of the Joint Venture,

($4,000,000 by 5:00 PM on November 06, 2006 and the balance by 5:00 PM on November 13, 2006).

4.03 No interest accrues on a Joint Venture Partner's capital contributions to the Joint Venture unless a Joint Venture Partner makes an actual payment or advance for the purpose of the Joint Venture beyond his Joint Venture Share (an "Additional Advance"). In that instance, the Joint Venture Partner is entitled to interest at the rate of 1% per month from the Joint Venture calculated on the amount of the Additional Advance until refunded by the Joint Venture.

4.04 The Joint Venture Partners shall have the following roles and responsibilities and will make the following capital contributions:

a) FIC will contribute $10,965,000.00 for its share of the Joint Venture.
b) 127Co. with its affiliates will manage the development, construction and administrative operations for its share of the Joint Venture, and
c) Phoenix will represent and monitor FIC's interest in the development as well as assist 127Co. and its affiliates in managing the project for its share of the Joint Venture.

BANKING ARRANGEMENTS AND FINANCIAL RECORDS

5.01 The Joint Venture Partners shall maintain a bank account in the name of GLL on which cheques may be drawn only on the signatures of at least 2 of the Joint Venture Partners in accordance with cheque writing policies established by FIC.

5.02 127Co. shall at all times maintain full and proper accounting of the Joint Venture's business in accordance with accounting practices prescribed by FIC and the accounting records shall be accessible to FIC at any time on reasonable notice.

JOINT INVESTORS' ACCOUNTS

6.01 The financial records of the Joint Venture shall include separate income and capital accounts for each Joint Venture Partner.

6.02 The capital accounts of the Joint Venture Partners shall be maintained in proportion to their respective Joint Venture Shares.

6.03 No Joint Venture Partner shall draw down his capital account until FIC's financial contribution has been repaid and without the previous consent in writing of the other Joint Venture Partners. If a Joint Venture Partner draws down his capital account below his Joint Venture Share, he shall bring it up to his Joint Venture Share on the demand of any of the Joint Venture Partners.

MANAGEMENT OF JOINT VENTURE BUSINESS

7.01 127Co. and its affiliates will manage the Joint Venture business and administrative operations and records, and will report to FIC in formats and on schedules prescribed by FIC.

7.02 The Joint Venture Partners having a majority of the Joint Venture Shares shall decide any difference arising in the ordinary course of carrying on the Joint Venture business.

7.03 127Co. and its affiliates, will provide the following services:

1. Project Management.
2. Management of Development Financing.
3. Accounting.
4. Zoning and Development arrangements.
5. Trades & Marketing agreements
6. Financial & Physical Reporting.
7. Bi-weekly meetings and updates – in Edmonton, Alberta.

7.04 Phoenix will provide the following services:

1. Assist with Project Management.
2. Represent FIC on-site and in meetings as required.
3. Co-sign cheques on behalf of FIC, when required.
4. Provide Management and Progress Reports to FIC, and
5. Such other duties as may be agreed between 127Co. and its affiliates and Phoenix.

JOINT INVESTORS' DUTIES AND RESTRICTIONS

8.01 127Co. and its affiliates shall devote the required working time and provide the necessary administrative resources as may be required to carrying on the business of the Joint Venture.

8.02 Each Joint Venture Partner shall at all times duly and punctually pay and discharge his separate debts and liabilities, if such debts and liabilities are incurred, and shall save harmless the property of the Joint Venture and the other Joint Venture Partners from those separate debts and liabilities and, if necessary, shall promptly indemnify the other Joint Venture Partners for their share of any actual payment or discharge of his separate debts and liabilities by the Joint Venture.

8.03 No Joint Venture Partner shall assign or encumber his share of interest in the Joint Venture without the previous consent in writing of the other Joint Venture Partners.

8.04 No Joint Venture Partner shall bind the Joint Venture or the other Joint Venture Partners for anything outside the ordinary course of carrying on the Joint Venture business.

FISCAL YEAR END

9.01 The fiscal year end of the Joint Venture shall be December 31 in each year.

SALE OF INTEREST IN THE JOINT VENTURE

10.01 None of the Joint Venture Partners may sell or otherwise transfer any of his interest in the Joint Venture to any other person or corporation without first submitting a written notice (the "Notice") to the other parties indicating the name and address of the proposed transferee or purchaser (the "Buyer"), and the proposed terms of the sale.

10.02 The Notice will provide the other Joint Venture Partners with a period of sixty (60) days in which to sell their interest to the Buyer in proportion to their current equity in the Joint Venture at the same price and on the same terms as are set forth in the Notice, or purchase the selling Joint Venture Partner's share for the same terms and conditions as outlined in the Notice. First rights will go to the remaining Joint Venture Partner with the largest Joint Venture share, and if that right is not exercised within thirty (30) days of the Notice being issued, the opportunity will pass to the other Joint Venture Partner who will have the remaining thirty (30) days in which to confirm its intentions.

10.03 If a Joint Venture Partner exercises its option, the terms of payment to the selling Joint Venture Partner shall be no less favorable than those outlined by the Buyer. If neither Joint Venture Partner exercises its option, the selling Joint Venture Partner may accept the offer made in the Notice.

10.04 Upon the selling Joint Venture Partner accepting the Buyer's offer, that Joint Venture Partner shall assume all costs associated with the sale of his share in the Joint Venture, and upon the sale's closing date, the selling Joint Venture Partner shall cease to be a party to the Joint Venture and his rights hereunder shall irrevocably terminate.

TERMINATION OF THE JOINT VENTURE

11.01 The Joint Venture may be dissolved at any time during the joint lives of the Joint Venture Partners, other than as described in Clauses 10.02 and 10.04, upon the mutual consent of the Joint Venture Partners.

11.02 The Joint Venture is dissolved upon that date where any of the Joint Venture Partners die or become insolvent or any of the Joint Venture Partners becoming a mental incompetent so found by a court of law.

11.03 On dissolution of the Joint Venture, subject to any contrary agreement binding the former Joint Venture Partners and their estates, and after making any necessary adjustments in accordance with generally accepted accounting principles to allow for

any debit balances in the Joint Venture Partners' separate capital accounts, the Joint Venture business shall be promptly liquidated and applied in the following order:

(a) to pay the debts and liabilities of the Joint Venture;
(b) to refund any outstanding additional advances, together with accrued interest;
(c) to distribution of the credit balances of the Joint Venture Partners' separate income accounts;
(d) to distribution of the credit balances of the Joint Venture Partner's capital accounts;
(e) to distribution of any residue to the Joint Venture Partners in proportion to their respective Joint Venture Shares.

11.04 This agreement shall terminate and the trusts set out shall be fully satisfied in the event the said lands are sold and a complete accounting to the parties hereunder is given, and upon payment of all amounts found due upon such accounting.

ARBITRATION OF DISPUTES

12.01 Any dispute between the Joint Venture Partners arising out of or related to this Agreement and any amendments to it, whether before or after dissolution of the Joint Venture, and which cannot be settled amongst the Joint Venture Partners within fifteen (15) business days of the dispute arising and being presented to each Joint Venture Partner , shall be referred to and settled by a single arbitrator agreed upon by the Joint Venture Partners or, in default of such agreement, to a single arbitrator appointed pursuant to the legislation governing submissions to arbitration in the jurisdiction whose laws govern this agreement. The decision of the arbitrator is final and binding on the Joint Venture Partners with no right of appeal.

NOT PARTNERS

13.01 Nothing, herein contained, or otherwise arising, shall constitute the parties hereto as partners with one another, nor shall anything contained herein constitute, or be deemed to constitute any of the parties hereto as agents for one another except as expressly provided herein.

MISCELLANEOUS

14.01 In this agreement, the singular includes the plural and the masculine includes the feminine and neuter and vice versa unless the context otherwise requires.

14.02 The capitalized headings in this agreement are only for convenience of reference and do not form part of or affect the interpretation of this agreement.

14.03 If any provision or part of any provision in this agreement is void for any reason, it shall be severed without affecting the validity of the balance of the agreement.

14.04 Time is of the essence of this agreement.

14.05 The terms of this agreement may only be amended in writing dated and signed by all the Joint Venture Partners.

14.06 This agreement binds and benefits the Joint Venture Partners and their respective heirs, executors, administrators, personal representatives, successors, and assigns.

14.07 This agreement is governed by the laws of the Province of Alberta

Executed under seal on October 23/06.
(date)

Signed, sealed, and delivered)
in the presence of:)

Witness: Colleen Goodall) **1272007 Alberta Ltd. - David McDonald**

Witness: PEGGY ARBEAU) **Freedom Investment Club – Mr. John Tansowny**

Laura Hemmerling
Witness:) **Phoenix Land Ventures Ltd – Mr. Denis O'Dowd**